Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-189500), the Registration Statement on Form S-3 (Registration No. 333-190050), the Registration Statement on Form S-3 (Registration No. 333- 193718), the Registration Statement on Form S-8 (Registration No. 333-153642), the Registration Statement on Form S-8 (Registration No. 333-186722) and the Registration Statement on Form S-8 (Registration No. 333-193663) of our report dated July 28, 2014, relating to the consolidated financial statements of Mercury Energy, Inc. and Subsidiary, as of December 31, 2013 and 2012. We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ UHY LLP

New York, New York
July 30, 2014